FORESTAR REPORTS FISCAL 2022 SECOND QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - April 21, 2022 — Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second fiscal quarter ended March 31, 2022.

Fiscal 2022 Second Quarter Highlights
All comparisons are year-over-year, unless otherwise noted

•Net income attributable to Forestar increased 68% to $47.8 million or $0.96 per diluted share
•Pre-tax income increased 68% to $63.2 million, while pre-tax profit margin increased 190 basis points to 15.0%
•Revenues increased 47% to $421.6 million
•Residential lots sold in the quarter increased 61% to 5,788 lots
•Sold 787 deferred development lots that were marketed to build-for-rent operators
•Owned and controlled lots increased 14% to 96,500 lots
•Achieved return on equity ("ROE") of 14.5% for the trailing twelve months ended March 31, 2022, an improvement of 490 basis points; 8th consecutive quarter of ROE improvement
•Increasing pre-tax profit margin guidance for fiscal 2022 to a range of 14.0% to 14.5% compared to prior guidance of approximately 13.5% to 14.0%

Daniel Bartok, CEO, said, "Our outstanding second quarter results reflect Forestar's continued focus on operational execution, balance sheet strength and delivering on our commitments to shareholders. Our team's focus on maximizing returns and improving capital efficiency translated into robust revenue growth of 47% and diluted EPS growth of 63% compared to the prior year quarter.

"In addition to strong core operating results, we sold a portfolio of 787 lots from 7 projects to a new customer active in the purpose-built, single-family rental segment of the market. At closing, the lots were not finished, and in some cases, we had not started development. As part of the sale, Forestar will complete the development of these lots, with the buyer funding the remaining development costs, enabling us to monetize a portion of these projects earlier than if we had sold the lots after being fully developed."

Bartok concluded, "I am proud of our team's accomplishments this quarter as we continue executing our lot manufacturing strategy. Forestar has built an excellent land position in some of the most attractive areas in the country, and we intend to continue capitalizing on compelling opportunities that increase returns for our shareholders. Our contracted backlog and strong balance sheet, combined with the strength of our teams and expanding customer base, give me confidence that we will continue capturing market share in the highly fragmented lot development industry."

Financial Results
Net income attributable to Forestar for the second quarter increased 68% to $47.8 million, or $0.96 per diluted share, compared to $28.4 million, or $0.59 per diluted share, in the same quarter of fiscal 2021. Pre-tax income for the second quarter increased 68% to $63.2 million from $37.6 million in the same quarter of fiscal 2021. The current quarter includes a $3.8 million pre-tax real estate impairment charge to cost of sales. Revenues for the second quarter increased 47% to $421.6 million from $287.1 million in the same quarter of fiscal 2021.

Net income attributable to Forestar for the six months ended March 31, 2022 increased 75% to $88.3 million, or $1.77 per diluted share, compared to $50.4 million, or $1.04 per diluted share, in the same period of fiscal 2021. Pre-tax income for the six months ended March 31, 2022 increased 75% to $116.7 million from $66.8 million in the same period of fiscal 2021. The six months ended March 31, 2022 includes a $3.8 million pre-tax real estate impairment charge to cost of sales. Revenues for the six months ended March 31, 2022 increased 40% to $829.2 million from $594.2 million in the same period of fiscal 2021.

The Company's ROE improved 490 basis points year-over-year to 14.5% for the trailing twelve months ended March 31, 2022. ROE is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the second quarter increased 61% to 5,788 lots compared to 3,588 lots in the same quarter of fiscal 2021. Excluding lots sold from deferred development projects, lots sold in the second quarter increased 39% to 5,001 lots. Lots sold during the six months ended March 31, 2022 increased 44% to 10,304 lots compared to 7,155 lots in the same period of fiscal 2021.

The Company's lot position at March 31, 2022 increased 14% from March 31, 2021 to 96,500 lots, of which 64,200 were owned and 32,300 were controlled through purchase contracts. Lots owned at March 31, 2022 included 5,100 that are fully developed. Of the Company's owned lot position, 19,100 lots, or 30%, were under contract to sell to D.R. Horton, Inc. ("D.R. Horton") at March 31, 2022, representing approximately $1.5 billion of future revenue. Another 17,600 lots, or 27%, of the Company's owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at March 31, 2022.

At March 31, 2022, the Company had 1,000 lots under contract to sell to customers other than D.R. Horton, and during the second quarter of fiscal 2022, lots sold to customers other than D.R. Horton increased 342% to 1,017 lots from 230 lots in the prior year quarter. During the six months ended March 31, 2022, lots sold to customers other than D.R. Horton increased 272% to 1,519 lots, up from 408 lots in the prior year period.

Capital Structure, Leverage and Liquidity
Forestar ended the second quarter with $233.7 million of unrestricted cash and $349.5 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $583.2 million. Debt at March 31, 2022 totaled $705.3 million, with no senior note maturities until fiscal 2026. The Company's net debt to total capital ratio at the end of the quarter was 29.9%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders' equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, "The Forestar team delivered exceptional performance in the second quarter by capitalizing on strong end-market demand with 5,788 lots sold and $421.6 million in revenues. We continue to capture market share in the fragmented and under-capitalized U.S. lot development industry. We still expect to deliver between 19,500 and 20,000 lots generating approximately $1.7 billion of revenue in fiscal 2022 and now expect our pre-tax profit margin for the full fiscal year to be between 14.0% and 14.5%, up from our previous guidance of 13.5% to 14.0%.

"Forestar's return-focused business model is centered on our high inventory turnover, low risk lot manufacturing strategy. Our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation's largest homebuilder. With strong liquidity and over 96,000 lots owned and controlled at March 31, 2022, we expect continued robust growth with increasing annual pre-tax profitability and returns in the coming years."

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, April 21) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062 (reference entry code 971435), and the call will also be webcast from the Company's website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 53 markets and 23 states and delivered 19,064 residential lots during the twelve-month period ended March 31, 2022. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Forestar will continue capturing market share in the highly fragmented lot development industry; we still expect to deliver between 19,500 and 20,000 lots generating approximately $1.7 billion of revenue in fiscal 2022 and now expect our pre-tax profit margin for the full fiscal year to be between 14.0% and 14.5%; our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation's largest homebuilder; and that with strong liquidity and over 96,000 lots owned and controlled at March 31, 2022, we expect continued robust growth with increasing annual pre-tax profitability and returns in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Katie Smith, 817-769-1860
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2022	September 30, 2021
	(In millions)
ASSETS
Cash and cash equivalents	$233.7	$153.6
Real estate	1,960.5	1,905.2
Investment in unconsolidated ventures	0.5	0.9
Property and equipment, net	5.0	2.9
Other assets	31.9	39.1
Total assets	$2,231.6	$2,101.7
LIABILITIES
Accounts payable	$55.6	$47.4
Accrued development costs	120.6	104.5
Earnest money on sales contracts	141.9	148.3
Deferred tax liability, net	23.0	24.4
Accrued expenses and other liabilities	77.8	56.7
Debt	705.3	704.5
Total liabilities	1,124.2	1,085.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,738,344 and 49,580,389 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	49.7	49.6
Additional paid-in capital	639.3	636.2
Retained earnings	417.4	329.1
Stockholders' equity	1,106.4	1,014.9
Noncontrolling interests	1.0	1.0
Total equity	1,107.4	1,015.9
Total liabilities and equity	$2,231.6	$2,101.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Revenues	$421.6	$287.1	$829.2	$594.2
Cost of sales	334.1	233.8	668.3	496.7
Selling, general and administrative expense	24.3	16.3	45.8	31.8
Equity in earnings of unconsolidated ventures	—	(0.1)	(1.1)	(0.3)
Gain on sale of assets	—	—	(0.5)	—
Interest and other income	—	(0.5)	—	(0.8)
Income before income taxes	63.2	37.6	116.7	66.8
Income tax expense	15.4	9.2	28.4	16.3
Net income	47.8	28.4	88.3	50.5
Net income attributable to noncontrolling interests	—	—	—	0.1
Net income attributable to Forestar Group Inc.	$47.8	$28.4	$88.3	$50.4

Basic net income per common share attributable to Forestar Group Inc.	$0.96	$0.59	$1.77	$1.04
Weighted average number of common shares	49.8	48.4	49.8	48.3

Diluted net income per common share attributable to Forestar Group Inc.	$0.96	$0.59	$1.77	$1.04
Adjusted weighted average number of common shares	49.9	48.5	49.8	48.4

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(In millions)
Residential lot sales:
Development projects	$391.2	$251.1	$784.2	$522.2
Lot banking projects	18.3	29.3	27.3	64.9
(Increase) decrease in contract liabilities	(0.5)	(0.2)	1.6	—
	409.0	280.2	813.1	587.1
Deferred development projects	12.5	—	12.5	—
	421.5	280.2	825.6	587.1
Tract sales and other	0.1	6.9	3.6	7.1
Total revenues	$421.6	$287.1	$829.2	$594.2

RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Development projects	4,806	3,174	9,187	6,276
Lot banking projects	195	414	330	879
	5,001	3,588	9,517	7,155
Deferred development projects	787	—	787	—
	5,788	3,588	10,304	7,155

Average sales price per lot (1)	$81,900	$78,100	$85,300	$82,100

LOT POSITION
	March 31, 2022		September 30, 2021
Lots owned	64,200	(2)	64,400	(3)
Lots controlled through land and lot purchase contracts	32,300		32,600
Total lots owned and controlled	96,500		97,000
___________

(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.
(2)Lots owned at March 31, 2022 included approximately 19,100 under contract to sell to D.R. Horton and 17,600 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.
(3)Lots owned at September 30, 2021 included approximately 21,000 under contract to sell to D.R. Horton and 18,200 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.